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                                                                      EXHIBIT 11

                     COMPUTATION OF NET EARNINGS PER SHARE



                                                                THREE MONTHS ENDED           SIX MONTHS ENDED
                                                                ------------------           ----------------
                                                                  SEPTEMBER 30                 SEPTEMBER 30
                                                                  ------------                 ------------
                                                                      1997                        1997
                                                                      ----                        ----

Net income for period                                               $3,063,304                  $5,604,343

Accumulated preferred stock dividend for period                       (165,318)                   (237,195)
                                                                    ----------                  ----------
Net earnings available to common stockholders                       $2,899,986                  $5,367,148

Weighted number of common shares outstanding
  during period                                                      6,291,000                   6,119,344

Net effect of dilutive stock options based upon the
  treasury stock method                                               (292,087)                   (301,700)
                                                                    ----------                  ----------
Weighted number of shares used in calculating                        5,998,913                   5,817,644
  primary earnings per share

PRIMARY NET EARNINGS PER SHARE                                      $    0.483                  $    0.923
                                                                    ==========                  ==========
Net effect of dilutive stock options based upon the
  treasury method for fully diluted                                   (273,292)                   (273,292)

Weighted number of shares used in calculating
  fully diluted earnings per share                                   6,017,708                   5,846,052

FULLY DILUTED NET EARNINGS PER SHARE                                $    0.482                  $    0.918
                                                                    ==========                  ==========


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